EXHIBIT 99.6
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                              WARRANTY BILL OF SALE

         NATIONAL DATACOMPUTER, INC., A DELAWARE CORPORATION OF 900 Middlesex Turnpike, Building 5, Billerica, MA 01821 ("NDI") pursuant to the agreement of the parties and effective December _____, 2006, for and in consideration of valuable interests which are exchanged, sells and grants to A.S.T., INC., a Michigan corporation, of 4150 Grange Hall Road, Holly, MI 48442, and to its successors and assigns ("AST") all right, title and interest in and to all assets used exclusively in its audit business consisting of the following: those items of equipment and inventory described on the attached Exhibit A, all other items attached on Exhibit B and the information, rights and interests described in the Assignment of Molds, Assignment of Contracts, Assignment of Patent and Copyright and Assignment of Customer Information, Software Information and Equipment (the "Audit Business Assets"). NDI makes this assignment for itself, its successors and assigns and covenants and agrees with AST to warrant and defend the title and sale of Audit Business Assets against all persons. All other assets shall remain the sole and exclusive property of NDI except that if the parties determine that any of the current products used in the Audit Business also contain software or intellectual property used in other NDI businesses which has not been assigned hereunder, then NDI shall grant to AST a perpetual non-exclusive royalty-free worldwide license to use such software and intellectual property in the Audit Business products. .

NDI further covenants, represents, and warrants the following:

     1. NDI has full right to sell and transfer the Audit Business Assets;

     2. The Audit Business Assets are sold and transferred in good faith for actual and adequate consideration; and

     3. There are no judgments, liens, mortgages, pledges, claims, rights, security interests, encumbrances, or any other adverse interests of any kind or nature against the Audit Business Assets of which NDI has received notice.

NDI acknowledges that separate from this Warranty Bill of Sale is a Confidentiality and Covenant Not to Compete.

NDI's authorized officer has executed this Warranty Bill of Sale effective December ____, 2006 with the full authority of the Board of Directors of NDI.

The Audit Business Assets do not include assets used in connection with NDI's route accounting and other businesses.

NATIONAL DATACOMPUTER, INC.

By: __________________________
    William Berens, its President


State of Massachusetts)
________ County)ss




On DECEMBER ____, 2006 before me, a notary public, personally appeared WILLIAM BERENS to me known to be the person who executed the foregoing instrument, and acknowledge that such person acknowledged that his the president and authorized officer of National DataCompter, Inc. and that he executed the same freely with the full authority of the Board of Directors of said corporation.


--------------------------------

Notary Public,
___________County, Massachusetts
My Comm. Expires: _____________


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